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                                                                     Exhibit 77H

SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

ITEM 77H:

For RiverSource LaSalle Global Real Estate Fund:

During the fiscal year ended December 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds, Columbia Management Investment Distributors, Inc. and Columbia Management Investment Advisers, LLC, through their initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.